Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75512



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBURARY 11, 2002)


                            RELM WIRELESS CORPORATION

           UNITS COMPOSED OF ONE SHARE OF COMMON STOCK AND ONE COMMON
             STOCK PURCHASE WARRANT, TO BE ISSUED UPON EXERCISE OF
                             NON-TRANSFERABLE RIGHTS

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Extension of Expiration Date of
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Rights Offering to March 18, 2002
---------------------------------

We have extended the time period during which eligible equity holders may exercise their rights to acquire our units at a purchase price of $1.01 per unit. Each unit is composed of one share of our common stock and one common stock purchase warrant to purchase one share of our common stock. The equity holders' rights, evidenced by a rights certificate, will expire on March 18, 2002. In the event the closing bid price for our common stock on March 18, 2002 is less than $1.01, the purchase price shall be reduced to an amount equal to 90% of the closing bid price of our common stock on March 18, 2002, but in no event, less than $0.81 per unit.

In order to exercise your rights, equity holders must send the completed and signed rights certificate along with payment in full of the subscription price to our subscription agent on or before March 18, 2002. All funds must clear by March 18, 2002. In order to assure that your funds clear by this date, we suggest that you pay the exercise price by cashiers check, money order, wire transfer or other form of immediately available funds. Exercise and payment instructions are more fully described in the prospectus.

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              THIS PROSPECTUS SUPPLEMENT IS DATED FEBRUARY 28, 2002